Filed in the Office of	Business Number E0236582007-3
Barbara K. Cegavske	Filing Number 20211446901
Secretary of State State Of Nevada	Filed On 5/7/2021 4:19:00 PM
	Number of Pages 3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Data Storage Corporation Entity or Nevada Business Identification Number (NVID): E0236582007-3
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 250,000,000 shares of common stock, par value $0.001
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 250,000,000 shares of common stock, par value $0.001
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: The change is a 1:40 reverse stock split of issued and outstanding Common Stock, and a 1:40 reverse stock split of Common Stock issued and held in the treasury. 1 share will be issued for every 40 shares issued.
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: All fractional shares of Common Stock will be rounded up to the nearest whole share.
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: 05/14/2021 Time: 12:01 a.m. (Eastern Time) (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X [signature] — Signature of Officer; CEO — Title; 5/13/21 — Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
DATA STORAGE CORPORATION

Data Storage Corporation, a corporation organized and existing under the laws of the State of Nevada (the "*Corporation*"), does hereby certify:

1. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 78.390 of the Nevada Revised Statutes setting forth a proposed amendment to the Articles of Incorporation of the Corporation (the "*Restated Certificate*") and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Sections 78.2055, 78.320 and 78.390 of the Nevada Revised Statutes of the State of Nevada. The amendment amends the Articles of Incorporation of the Corporation as follows:

Article 3 is hereby amended to add the following paragraph immediately after the first paragraph of Article 3:

"Effective at 12:01A.M. Eastern Time, on May 14, 2021 (the "*Effective Time*"), the shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as and combined into a smaller number of shares such that each 40 shares of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined."

2. This Certificate of Amendment shall be effective as of May 14, 2021 at 12:01A.M. Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Articles Incorporation to be signed by Charles M. Piluso, its Chairman and Chief Executive Officer, this 13 day of May, 2021.

DATA STORAGE CORPORATION

By: ______________________
Charles M. Piluso
Chairman and Chief Executive Officer